Exhibit 99.1

NEWS RELEASE

CONTINENTAL RESOURCES ANNOUNCES 2016 BUDGET OF $920 MILLION IN NON-ACQUISITION CAPITAL EXPENDITURES

2016 Capital Budget Reduced 66% from 2015 Budget with Focus on Cash Flow Neutrality

2016 Production Expected to Average 200,000 Barrels of Oil Equivalent per Day

Bakken Drilling Activity Already Reduced 50% to Four Operated Rigs

Oklahoma City, January 26, 2016 – Continental Resources, Inc. (NYSE: CLR) (“Continental” or the “Company”) today announced a budget of $920 million in non-acquisition capital expenditures for 2016, a 66% reduction from 2015’s $2.7 billion budget. The Company expects average production of approximately 200,000 barrels of oil equivalent (Boe) per day for 2016.

“Continental’s 2016 budget confirms our intense focus on cash flow neutrality,” said Harold Hamm, Chairman and Chief Executive Officer for the Company. “Strategically, we are dedicated to preserving the value of our premier assets and building operational efficiencies in preparation for crude oil prices to stabilize and start recovering later this year. Fortunately our lean organization and strong liquidity have us well-positioned to manage through this period until the recovery begins.”

The Company currently estimates 2015 actual non-acquisition capital expenditures were approximately $2.5 billion, or approximately $200 million under budget for 2015. Continental expects average production for 2015 to be approximately 221,700 Boe per day, above previously revised guidance. The Company expects to report year-end 2015 total long term debt that is essentially flat with long-term debt at September 30, 2015, up only $7 million quarter over quarter. Continental plans to report full-year 2015 results on February 24, 2016, after the close of market trading.

2016 Guidance Detail

Looking to the current year, the Company expects first quarter 2016 production will be in a range of 210,000 and 220,000 Boe per day and expects to exit 2016 with fourth quarter production between 180,000 and 190,000 Boe per day, reflecting reduced drilling and a lower level of well completion activity. The Company’s 2016 production mix is expected to average 60% crude oil and 40% natural gas. Full 2016 guidance is available at the conclusion of this press release.

Non-acquisition capital spending is expected to be approximately $300 million in first quarter 2016, down from an estimated $395 million in the fourth quarter of 2015. By fourth quarter 2016, capital expenditures are expected to decline to approximately $200 million.

The Company estimates its 2016 capital expenditures budget will be cash flow neutral at an average WTI price of $37 per barrel for the full year. At an average WTI price of $40, the Company estimates 2016 results would be cash flow positive in excess of $100 million.

“Our 2016 budget reflects the improved operating efficiencies and well performance we achieved over the past year,” said Jack Stark, President and Chief Operating Officer. “These accomplishments are a testament to the quality of Continental’s assets and operations, which continue to provide us strategic optionality to deal with the volatility in today’s energy market.”

Continental has the ability to further reduce discretionary capital expenditures in 2016 if necessary. “We will continue to focus our investments in our core operating areas and expect to realize further efficiency gains and cost reductions as we optimize our portfolio,” said John Hart, Senior Vice President and Chief Financial Officer. “In terms of our budget, each $5 move in WTI prices impacts our full-year cash flow by $150 million to $200 million.”

Continental has $1.9 billion in available borrowing capacity under its revolving credit facility. The Company’s revolver is unsecured, and there are no terms in the facility that would mandate collateral or a borrowing base calculation coming back into place. The revolver’s sole financial covenant is a debt to total capitalization ratio of no greater than 0.65, and as of December 31, 2015, the Company’s debt to total capitalization ratio was 0.58, well under the limit. Under the terms of the credit agreement, this calculation of total capitalization specifically excludes any non-cash impairment charges after mid-2014.

2016 Capital Expenditures by Play

The Company expects to spend 35% of its 2016 capital expenditures in the North Dakota Bakken and 28% in the SCOOP play in Oklahoma. Other key investment areas will be the STACK play in Oklahoma, with 15% of capital expenditures, and the Northwest Cana Joint Development (JDA) area, with 7% of capital expenditures. The remaining 15% portion of the 2016 budget will target other capital expenditures such as routine leasing and renewals, work-overs, and facilities.

Continental’s 2016 capital expenditures budget anticipates an average of 19 operated drilling rigs for the year, with four in the North Dakota Bakken, five to six in SCOOP, five in Northwest Cana JDA, and four to five in STACK. Continental recently decreased its operated rig count from 23 to 19 by dropping four rigs in Bakken, and therefore the current deployment of operated rigs is in line with the expected averages for the 2016 budget.

In terms of wells, the Company expects to complete 71 net operated and non-operated wells in 2016, with 26 in Bakken, 25 in SCOOP, 11 in Northwest Cana JDA and nine in STACK.

Continental plans to defer completing most Bakken wells in 2016, which will increase the drilled but uncompleted (“DUC”) inventory from 135 gross DUCs at year-end 2015 to 195 gross DUCs at year-end 2016. This is a high-graded inventory of DUCs, with an average estimated ultimate recovery (EUR) per well of 850,000 Boe.

In Oklahoma, Continental plans to deploy an average of 2.5 completion crews in 2016. The Company ended 2015 with approximately 35 gross DUCs in Oklahoma, and expects to end 2016 with approximately 50 gross DUCs, with an average EUR per well of 1.8 million Boe.

“This high quality DUC inventory represents a significant asset for the Company as prices recover,” said Jack Stark.

About Continental Resources

Continental Resources (NYSE: CLR) is a top 10 independent oil producer in the U.S. Lower 48 and a leader in America’s energy renaissance. Based in Oklahoma City, Continental is the largest leaseholder and one of the largest producers in the nation’s premier oil field, the Bakken play of North Dakota and Montana. The Company also has significant positions in Oklahoma, including its SCOOP Woodford and SCOOP Springer discoveries and the STACK and Northwest Cana plays. With a focus on the exploration and production of oil, Continental has unlocked the technology and resources vital to American energy independence and our nation’s leadership in the new world oil market. In 2016, the Company will celebrate 49 years of operations. For more information, please visit www.CLR.com.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements included in this press release other than statements of historical fact, including, but not limited to, forecasts or expectations regarding the Company’s business and statements or information concerning the Company’s future operations, performance, financial condition, production and reserves, schedules, plans, timing of development, rates of return, budgets, costs, business strategy, objectives, and cash flows are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget,” “plan,” “continue,” “potential,” “guidance,” “strategy,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Forward-looking statements are based on the Company’s current expectations and assumptions about future events and currently available information as to the outcome and timing of future events. Although the Company believes these assumptions and expectations are reasonable, they are inherently subject to numerous business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. No assurance can be given that such expectations will be correct or achieved or that the assumptions are accurate. The risks and uncertainties include, but are not limited to, commodity price volatility; the geographic concentration of our operations; financial market and economic volatility; the inability to access needed capital; the risks and potential liabilities inherent in crude oil and natural gas drilling and production and the availability of insurance to cover any losses resulting therefrom; difficulties in estimating proved reserves and other reserves-based measures; declines in the values of our crude oil and natural gas properties resulting in impairment charges; our ability to replace proved reserves and sustain production; the availability or cost of equipment and oilfield services; leasehold terms expiring on undeveloped acreage before production can be established; our ability to project future production, achieve targeted results in drilling and well operations and predict the amount and timing of development expenditures; the availability and cost of transportation, processing and refining facilities; legislative and regulatory changes adversely affecting our industry and our business, including initiatives related to hydraulic fracturing; increased market and industry competition, including from alternative fuels and other energy sources; and the other risks described under Part I, Item 1A. Risk Factors and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, registration statements and other reports filed from time to time with the SEC, and other announcements the Company makes from time to time.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which such statement is made. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Except as otherwise required by applicable law, the Company undertakes no obligation to publicly correct or update any forward-looking statement whether as a result of new information, future events or circumstances after the date of this report, or otherwise.

Readers are cautioned that initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

We use the term “EUR” or “estimated ultimate recovery” to describe potentially recoverable oil and natural gas hydrocarbon quantities. We include these estimates to demonstrate what we believe to be the potential for future drilling and production on our properties. These estimates are by their nature much more speculative than estimates of proved reserves and require substantial capital spending to implement recovery. Actual locations drilled and quantities that may be ultimately recovered from our properties will differ substantially. EUR data included herein remain subject to change as more well data is analyzed.

Investor Contact:	Media Contact:
J. Warren Henry	Kristin Thomas
Vice President, Investor Relations & Research	Vice President, Public Relations
405-234-9127	405-234-9480
Warren.Henry@CLR.com	Kristin.Thomas@CLR.com

Alyson L. Gilbert
Senior Analyst, Investor Relations
405-774-5814
Alyson.Gilbert@CLR.com

Continental Resources, Inc.

2016 Guidance

As of January 26, 2016

2016

Full year average production	200,000 Boe per day
Capital expenditures (non-acquisition)	$920 million

Operating Expenses:
Production expense per Boe	$4.25 to $4.75
Production tax (% of oil & gas revenue)	6.75% to 7.25%
G&A expense per Boe	$1.25 to $1.75
Non-cash equity compensation per Boe	$0.65 to $0.85
DD&A per Boe	$20.00 to $22.00

Average Price Differentials:
NYMEX WTI crude oil (per barrel of oil)	($7.00) to ($9.00)
Henry Hub natural gas (per Mcf)	$0.00 to ($0.65)

Income tax rate	38%
Deferred taxes	90% to 95%

Continental Resources, Inc.

2016 Non-Acquisition Capital Expenditures

The following table provides the breakout of non-acquisition capital expenditures.

($ in millions)	SCOOP	STACK	NW Cana	Bakken	Leasehold	Other
CAPEX	$260	$142	$62	$320	$78	$58

Continental Resources, Inc.

Year-End 2016 Targeted Average Completed Well Cost and

Operated & Non-operated Gross / Net Well Completions for 2016

The following table provides the breakout of average targeted completed well costs per play and operated and non-operated gross / net well completions:

($ in millions)	SCOOP(1) (1.5-mile lateral)	STACK(2) (2-mile lateral)	NW Cana (2-mile lateral)	Bakken (2-mile lateral)
Average Completed Well Cost	$9.6	$10.0	$12.3	$6.7
Gross Completions	113	15	28	127
Net Completions	25	9	11	26

1)	Targeted completed well cost for SCOOP Woodford wells.
2)	Targeted completed well cost for volatile oil window in over-pressured STACK play.

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